VICTORY PORTFOLIOS

VICTORY PORTFOLIOS II

AMENDED AND RESTATED

RULE 18f-3 MULTI-CLASS PLAN

I.Introduction

Victory Portfolios and Victory Portfolios II, each a Delaware statutory trust (each a “Trust”), are each organized as an open-end series investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  Each Trust may issue multiple classes of shares of their portfolio series (each such multiple-class series is referred to herein as a “Fund” and collectively, the “Multi-Class Funds”), whether now existing or subsequently established, pursuant to the provisions of Rule 18f-3 under the 1940 Act and this Rule 18f-3 Multi-Class Plan (the “Plan”) that has been approved and adopted by the Boards of Trustees of the Trusts (the “Board”, and each member, a “Trustee”).

The Plan sets forth the method for allocating to each class of shares the Multi-Class Funds’ fees and expenses, and discusses the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, and other shareholder services of each class of shares of the Multi-Class Funds.  The Plan does not make any material changes to the general class arrangements and expense allocations previously approved by the Board.

The Multi-Class Funds, and the share classes each is authorized to issue representing interests in the same underlying portfolio of assets of the respective Fund, are shown in Schedule A.

II.Class Arrangements

This Section summarizes the front-end sales charges, contingent deferred sales charges (“CDSC”), Rule 12b-1 distribution and shareholder services fees, conversion features and other shareholder services applicable to each particular class of shares of the Funds.  Additional details regarding such fees and services are set forth in each Fund’s current Prospectus and Statement of Additional Information (“SAI”).

A.	Class A Shares
1.

Maximum Initial Sales Charge:  5.75% (of the offering price).  Exceptions: INCORE Fund for Income, INCORE Investment Grade Convertible Fund, INCORE Total Return Bond Fund, INCORE Investment Quality Bond Fund, INCORE Low Duration Bond Fund, High Yield Fund, Tax-Exempt Fund, High Income Municipal Bond Fund, Floating Rate Fund, Strategic Income Fund, Strategic Allocation Fund and S&P 500 Index Fund have an initial sales charge of 2.25% (of the offering price).

2.	CDSC: A CDSC of up to 0.75% may be imposed on certain redemptions of Class A Shares purchased without an initial sales charge.
3.	Rule 12b-1 Distribution Fees: Up to 0.25% per annum of average daily net assets. Exception: S&P 500 Index Fund: up to 0.15% per annum of average daily net assets.
4.	Shareholder Servicing Fees: Included in Rule 12b-1 Plan.
5.	Automatic Conversion Features: None.
6.	Other Shareholder Services: As provided in the Fund’s Prospectus.
B.	Class C Shares
1.	Initial Sales Charge: None.
2.	CDSC: 1.00%, if shares are sold within 12 months of purchase. The CDSC is based on the current value of the shares being sold or their net asset value when purchased, whichever is lower.
3.

Rule 12b-1 Distribution Fees:  Up to 1.00% per annum of average daily net assets (of which no more than 0.75% can be paid to finance activities primarily intended to result in the sale of shares). (Amounts paid in excess of 0.75% will be paid for shareholder services only.)

4.	Shareholder Servicing Fees: Included in Rule 12b-1 Plan.
5.

Automatic Conversion Features:  Class C shares of a Fund will automatically convert to Class A shares of the same Fund in the month following the eighth (8th) anniversary of the issuance of such Class C shares, or such other time period as Victory Capital Management Inc. deems appropriate, in its discretion, in response to a request from a financial intermediary as may be required by such financial intermediary’s policy. The conversion will be effected at the relative net asset values per share of the two classes of shares without the imposition of any sales load, fee, or other charge.

6.	Other Shareholder Services: As provided in the Fund’s Prospectus.
C.	Class I Shares
1.	Initial Sales Charge: None.
2.	CDSC: None.
3.	Rule 12b-1 Distribution Fees: None.
4.	Shareholder Serving Fees: None.
5.	Automatic Conversion Features: None.
6.	Other Shareholder Services: As provided in the Fund’s Prospectus.
D.	Class R Shares
1.	Initial Sales Charge: None.
2.	CDSC: None.
3.	Rule 12b-1 Distribution Fees: Up to 0.50% per annum of average daily net assets. Exception: INCORE Fund for Income: up to 0.25% per annum of average daily net assets.
4.	Shareholder Serving Fees: None.
5.	Automatic Conversion Features: None.
6.	Other Shareholder Services: As provided in the Fund’s Prospectus.
E.	Class R6 Shares
1.	Initial Sales Charge: None.
2.	CDSC: None.
3.	Rule 12b-1 Distribution Fees: None.
4.	Shareholder Serving Fees: None.
5.	Automatic Conversion Features: None.
6.	Other Shareholder Services: As provided in the Fund’s Prospectus.
F.	Class Y Shares
1.	Initial Sales Charge: None.
2.	CDSC: None.
3.	Rule 12b-1 Distribution Fees: None.
4.	Automatic Conversion Features: None.
5.	Other Shareholder Services: As provided in the Fund’s Prospectus.
G.	Member Class Shares
1.	Initial Sales Charge: None.
2.	CDSC: None.
3.	Rule 12b-1 Distribution Fees: None.
4.	Automatic Conversion Features: None.
5.	Other Shareholder Services: As provided in the Fund’s Prospectus.

III.Exchange Privileges

The shares of any class of any Fund may be exchanged for the shares of any other class offered by that Fund or the same class, or any other class, of any other Fund, subject to any limitations on exchanges, redemption fee, minimum investment limitation or eligibility requirements described in the applicable prospectus and SAI.  Exchanges will occur at the respective net asset values of the share classes next calculated after receipt of the exchange request, plus any applicable sales charge described in the prospectus which has not previously been paid.

IV.Allocation of Expenses

Pursuant to Rule 18f-3 under the 1940 Act, a Trust shall allocate to each class of shares in a Fund any fees and expenses incurred by such Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Fees”).

In addition, pursuant to Rule 18f-3, each Trust may allocate the following fees and expenses (the “Class Expenses”) to a particular class of shares in a single Fund:

1.	transfer agent fees identified by the transfer agent as being attributable to such class of shares;
2.

printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

3.	blue sky registration or qualification fees incurred by such class of shares;
4.	Securities and Exchange Commission registration fees incurred by such class of shares;
5.

the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

6.	litigation or other legal expenses relating solely to such class of shares;
7.	fees of the Board incurred as a result of issues relating to such class of shares;
8.	independent accountants’ fees relating solely to such class of shares; and
9.	shareholder meeting expenses for meetings of a particular class.

Class Expenses and Rule 12b-1 Fees are the only expenses allocated to the classes disproportionately.

The initial determination of fees and expenses that will be allocated by a Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board and approved by a vote of the Board including a majority of the Trustees who are not interested persons of the Trust.  The Board will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

Income, realized and unrealized capital gains and losses, and any expenses of a Fund not allocated to a particular class of any such Fund pursuant to this Plan shall be allocated to each class of such Fund on the basis of the relative net assets (settled share method), as defined in Rule 18f-3(c)(1), of that class in relation to the net assets of such Fund.

Any dividends and other distributions on shares of a class will differ from dividends and other distributions on shares of other classes only as a result of the allocation of Class Expenses, Rule 12b-1 Fees, and the effects of such allocations.

The expenses of a specific class or classes of a Fund may be waived or reimbursed in whole or in part by a Fund’s investment adviser, underwriter, or any other provider of services to the Fund pursuant to Rule 18f-3(b).

V.Board Governance

At all times during which the Trusts elect to offer multiple classes of shares of the Multi-Class Funds pursuant to the provisions of Rule 18f-3 under the 1940 Act and this Plan: (i) any person who acts as legal counsel for the Independent Trustees will be an independent legal counsel; (ii) at least a majority of the Trustees are Independent Trustees; (iii) the Independent Trustees select and nominate any other Independent Trustee; (iv) the Board evaluates its performance and the performance of its committees at least annually, and such evaluation includes a consideration of the effectiveness of the Board’s committee structure and the number of Funds served by each Trustee; (v) the Independent Trustees meet at least once quarterly in a session comprised of only the Independent Trustees; and (vi) the Independent Trustees have been authorized to hire employees and to retain advisers and experts necessary to carry out their duties.

VI.Board Review

The Board shall review this Plan as frequently as it deems necessary.  Prior to any material amendment(s) to this Plan, the Board, including a majority of Independent Trustees shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class Expenses and/or Fund expenses), is in the best interest of each class of shares of a Fund individually and the Multi-Class Funds as a whole.  In considering whether to approve any proposed amendment(s) to the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment(s) to the Plan.  Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another and other potential conflicts of interest between classes.

In making its initial determination to approve the Plan and in approving any subsequent amendments, the Board shall focus on, among other things, the relationship between or among the classes and examine potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights.  The Board shall evaluate the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable.  In approving any subsequent amendments to the Plan, the Board shall focus on and evaluate any additional factors as it deems necessary.

Adopted: May 24, 1995; Effective June 5, 1995 (Victory Portfolios)

October 21, 2015 (Victory Portfolios II)

Amended and Restated:

December 6, 1995	September 30, 2000	February 24, 2012*	May 24, 2017
February 14, 1996	May 23, 2001	October 24, 2012	February 28, 2018
May 31, 1996	February 26, 2002	February 20, 2013	December 5, 2018
February 19, 1997	December 3, 2002	February 20, 2013**	February 29, 2019
October 2, 1997	February 5, 2003	October 23, 2013	July 15, 2020***
December 3, 1997	December 10, 2003	December 4, 2013	October 27, 2020
August 28, 1998	February 10, 2004	February 19, 2014	February 2, 2021****
December 11, 1998	September 30, 2004	May 22, 2014
February 23, 1999	March 23, 2005	December 3, 2014
May 11, 1999	February 27, 2008	February 18, 2015
August 17, 1999	October 22, 2008	August 19, 2015
December 1, 1999	December 2, 2009	October 21, 2015
February 23, 2000	February 23, 2011	February 18, 2016
May 23, 2000	November 30, 2011	February 22, 2017

* Effective April 30, 2012

**Effective upon liquidation of the index Funds and approval by shareholders of the Class A 12b-1 Plan.

***Effective August 1, 2020.

****Effective May 1, 2021

Schedule A provided by Victory Capital Management Inc.